UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report: April 25, 2017

(Date of earliest event reported)

SUN COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd. Suite 200 Southfield, Michigan		48034
(Address of Principal Executive Offices)		(Zip Code)

(248) 208-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2017, Sun Communities Operating Limited Partnership (“SCOLP”), as borrower, and Sun Communities, Inc. (the “Company”), and certain of its subsidiaries, as guarantors, entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Citibank, N.A. (“Citibank”), as Administrative Agent, Swing Line Lender and L/C Issuer, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets, as Joint Lead Arrangers, and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Bookrunners, and Bank of America, N.A. and Bank of Montreal, as Co-Syndication Agents and Fifth Third Bank, an Ohio Banking Corporation, Regions Bank and RBC Capital Markets as Co-Documentation Agents and the other lenders, PNC Bank, National Association, U.S. Bank National Association, Credit Suisse, Associated Bank, N.A. and Flagstar Bank, FSB.

Pursuant to the Credit Agreement, SCOLP may borrow up to $650.0 million under a senior credit facility, comprised of a $550.0 million revolving loan and $100.0 million term loan (the “Facility”). The Credit Agreement also permits, subject to the satisfaction of certain conditions, additional commitments from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent and the other lenders) in an amount not to exceed $350.0 million. If additional borrowings are made pursuant to any such additional commitments, the aggregate borrowing limit under the Facility may be increased up to $1.0 billion. The Facility has a four-year term ending April 25, 2021, and at SCOLP’s option the maturity date may be extended for two additional six-month periods, subject to the satisfaction of certain conditions. The Facility bears interest at a floating rate based on the Eurodollar rate plus a margin that is determined based on the Company’s leverage ratio calculated in accordance with the Credit Agreement, which can range from 1.35% to 2.20% for the revolving loan and 1.30% to 2.15% for the term loan. Based on the Company’s current leverage ratio, the current margin is 1.35% and 1.30% on the revolving and term loans, respectively. At the time of the closing, there were $220.8 million in borrowings under the Facility. The Facility replaces the Company’s $450.0 million credit facility, which was scheduled to mature on August 19, 2019.

The Facility is full recourse to SCOLP, the Company and each of the subsidiary guarantors. At the lenders’ option, the Facility will become immediately due and payable upon an event of default under the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1*	Second Amended and Restated Credit Agreement, dated April 25, 2017, among Sun Communities Operating Limited Partnership, as Borrower, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and BMO Capital Markets, as Joint Lead Arrangers, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners, Bank of America, N.A. and Bank of Montreal, as Co-Syndication Agents, and Fifth Third Bank, an Ohio Banking Corporation Regions Bank and RBC Capital Markets, as Co-Documentation Agents

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.

Dated: April 26, 2017	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Second Amended and Restated Credit Agreement, dated April 25, 2017, among Sun Communities Operating Limited Partnership, as Borrower, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and BMO Capital Markets, as Joint Lead Arrangers, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners, Bank of America, N.A. and Bank of Montreal, as Co-Syndication Agents, and Fifth Third Bank, an Ohio Banking Corporation Regions Bank and RBC Capital Markets, as Co-Documentation Agents

*	To be filed by amendment.